                              EXHIBIT 1 TO FORM CB

                                 "PRESS RELEASE"

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN, INTO OR FROM CANADA, AUSTRALIA, NEW ZEALAND, JAPAN, IRELAND OR SOUTH AFRICA

TO U.S. HOLDERS:

THIS ANNOUNCEMENT IS AN INTENTION TO MAKE AN OFFER FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER WILL BE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE DREW SCIENTIFIC GROUP PLC IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT ESCALON MEDICAL CORP. MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE OFFER, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

                                                                    8 APRIL 2004

                        ESCALON MEDICAL CORP. ("ESCALON")

                                       AND

                       DREW SCIENTIFIC GROUP PLC ("DREW")

                            OFFER BY ESCALON FOR DREW

                                                                    8 APRIL 2004

THIS ANNOUNCEMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA, NEW ZEALAND, JAPAN, IRELAND OR SOUTH AFRICA.

                                  PRESS RELEASE

         ANNOUNCEMENT OF INTENTION TO MAKE AN OFFER BY ESCALON MEDICAL
        CORP. ("ESCALON") FOR ALL THE OUTSTANDING SHARE CAPITAL OF DREW
                         SCIENTIFIC GROUP PLC ("DREW")

THE OFFER VALUES EACH DREW SHARE AT (POUND)0.06 BASED ON THE CLOSING SHARE PRICE OF ESCALON ON THE NASDAQ SMALLCAP MARKET AND THE DOLLAR/STERLING EXCHANGE RATE AS AT 7 APRIL 2004

                                      OFFER

                     0.0048 ESCALON SHARES FOR 1 DREW SHARE

Atlantic Law on behalf of Escalon announced today that it intends to make an offer for all of the issued and to be issued share capital of Drew ("the Offer") not already owned by Escalon.

THE OFFER

The Offer is made on the following terms and is subject to the conditions set out in Appendix I:-

1. The Offer is made on the basis of 0.0048 Escalon Shares for 1 Drew Share which represents a premium of approximately 9.09% on the Drew share price. This is based on an Escalon Share price of $23.25 or (pound)12.62 (at a conversion rate of $1.842 to (pound)1, which represents the closing price of Escalon Shares on close Of regular trading on 7 April 2004).

2. The Quotation for Escalon Shares on 7 April 2004 was $23.25. The Quotation for Drew Shares on the same day was 5.5p.

3. Escalon will seek the recommendation of the board of directors of Drew but the Offer is not conditional upon such recommendation.

4. The Offer will be kept open for 28 days from the date it is declared unconditional in all respects to enable the holders of Drew Options to exercise their rights and accept the Offer.

5. Full acceptance of the Offer by existing Drew shareholders would involve the issue of approximately 284,869 new Escalon Shares, which would represent 5.37% of the enlarged issued share capital of Escalon, assuming that the holders of Drew Options does not accept the Offer.

6. The exercise of the Drew Options and the acceptance of the Offer by the holders of Drew Options, would involve the issue of up to a further 3,744 new Escalon Shares.

7. The total Escalon Shares issued pursuant to this Offer would represent up to approximately 5.44% of the enlarged issued share capital of Escalon, assuming full acceptance of the Offer and that the holders of Drew Options exercises and accepts the Offer.

8. It is the intention of Escalon to rely on the exemption afforded by Rule 802 under the US Securities Act with respect to the Escalon Shares to be issued pursuant to the Offer. In the event that this Rule is not applicable to the Offer, the Offer will not be made to US holders of Drew Shares and the new Escalon Shares issued pursuant to the Offer will initially be subject to restrictions and subject to the registration requirements under the US Securities Act or other applicable exemption from such registration requirements with respect to any resale of such Escalon Shares. Further details in this respect will be set out in the Offer Document.

9. Under the circumstances contemplated by the Offer, including the satisfaction of the conditions set out in Appendix I, it is not necessary to register the new Escalon Shares to be issued pursuant to the Offer under the US Securities Act in reliance upon an exemption from registration thereunder, except that certain Escalon Shares will be "restricted securities" within the meaning of Rule 144(a)(3) under the US Securities Act to the same extent and proportion that the securities of Drew that are tendered or exchanged by the Drew shareholders under the Offer are "restricted securities" under such rule. In effect any Escalon Shares that are issued under the Offer for the acquisition of Drew Shares which are restricted under the US Securities Act will also be restricted in the same manner.

ESCALON AND ESCALON'S SHARE STRUCTURE

Escalon is a corporation incorporated in the Commonwealth of Pennsylvania, United States of America, with its principle office address at 575 East Swedesford Road, Suite 100, Wayne, Pennsylvania 19087, US.

Escalon is currently authorised to issue an aggregate of 37,000,000 shares divided into 35,000,000 shares of common stock with a nominal (par) value of $0.001 per share and 2,000,000 shares of preferred stock with a nominal (par) value of $0.001 per share. As at 7 April 2004 the following securities of Escalon were in issue:

TYPE OF SECURITIES                        NUMBER
Escalon Shares        5,015,872

Warrants Entitling the holder to subscribe for 120,000 new Escalon Shares

Options Entitling the holder to subscribe for 620,531 new Escalon Shares

RULE 2.10 OF THE CODE

In compliance with Rule 2.10 of the Code, Escalon confirms that as at 7 April 2004 there were 5,015,872 Escalon Shares in issue. There are also in issue as of this date warrants to purchase 120,000 new Escalon Shares and options to purchase 620,531 new Escalon Shares.

BACKGROUND OF ESCALON AND REASONS FOR THE OFFER

Escalon operates in the medical device market currently specialising in the development, manufacture, marketing and distribution of ophthalmic medical devices, vascular access devices and pharmaceuticals. Escalon Shares are traded on the NASDAQ's SmallCap Market under the ticker symbol ESMC.

Drew, based in the United Kingdom and with manufacturing operations in Texas and Connecticut, is a diagnostics company specialising in the design, manufacture, sale and distribution of analytical systems for laboratory testing worldwide. Drew provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as Veterinary hematology and blood chemistry. Based upon Drew's March 31, 2003 Annual Report, approximately seventy percent of Drew's sales are in the US. Escalon considers Drew's US sales and operations as an expansion and cost saving opportunity.

In March 2004 Escalon completed a private placement of 800,000 Escalon Shares and warrants, to purchase 120,000 new Escalon Shares to certain accredited and institutional investors. Pursuant to this private placement Escalon raised net proceeds of approximately $9,800,000. This private equity financing has provided Escalon with the flexibility to invest in a broader range of expansion opportunities.

The acquisition would provide Drew with needed working capital and provide Escalon with another vehicle for growth. Following the successful completion of the Offer it is intended that Drew should operate as a separate division of Escalon.

GENERAL

It is the intention of the Board to seek a recommendation from the board of directors of Drew for the Offer but the Offer is not conditional upon such recommendation.

Save as disclosed in this announcement, neither Escalon nor, so far as Escalon is aware, any person acting in concert with Escalon, owns or controls any Drew Shares or has any option to acquire Drew Shares or has entered into any derivative contract referenced to Drew Shares which remain outstanding.

Save as disclosed in this announcement, Escalon is not a party to any agreements or arrangements which relate to the circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition to the Offer.

The Directors of Escalon accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Board (which has taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

The availability of the Offer to persons not resident in the UK may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the UK should inform themselves about and observe any applicable requirements.

The Offer will not be made, directly or indirectly, in or into, or by the use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) or interstate or foreign commerce of, or any facilities of a national securities exchange of Canada, Australia, New Zealand, Japan, Ireland or South Africa and is not capable of acceptance from within Canada, Australia, New Zealand, Japan, Ireland or South Africa. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa.

This announcement does not constitute an offer or invitation to purchase any securities. The Offer Document containing the full terms and conditions of the Offer, together with a form of acceptance will be despatched to shareholders of Drew as soon as possible.

Attention is drawn to Rule 8.3 of the City Code on Takeovers and Mergers under which the dealings during an offer period in "relevant securities" of every person who owns or controls, or will own or control in consequence of any dealing (directly or indirectly), 1% of any class of such securities, and also the dealings of any other person through whom such ownership or control is derived, must be publicly disclosed. The rule does not apply to recognised market makers dealing in that capacity, but relevant securities comprised in investment accounts managed on a discretionary basis are treated as controlled by the managers. "Relevant Securities" include, in essence, the securities of Drew for which the offer is made, any equity share capital of the offeror, any securities carrying conversion or subscription rights into, options over and derivatives referenced to, any of the foregoing and a dealing includes the taking, granting or exercising of any option (including a traded option), the exercise of any such conversion or subscription rights, or the acquisition of, entering into, closing out, exercise of rights under, or variation of the derivative. Disclosure must be made not later than 12 noon on the business day following the date of the transaction and is to be made to the company announcement office of the London Stock Exchange and a copy must be faxed to the Panel and Takeovers Mergers. This is only a summary of the rules. Further information is to be found in the City Code on Takeovers and Mergers and can be obtained from the Panel. Telephone 020 7638 0129, Fax 020 7256 9386 or from the Panel's website at www.thetakeoverpanel.org.uk.

Atlantic Law is the financial adviser to Escalon and is authorised by the Financial Services Authority. Atlantic Law is acting exclusively for Escalon and no one else in connection with the Offer and will not be responsible to anyone other than Escalon for providing the protections afforded to customers of Atlantic Law nor for providing advice in relation to the Offer.

Appendix II contains definitions of the terms used in this announcement.

ATLANTIC LAW
One Great Cumberland Place
London
W1H 7AL

PRESS ENQUIRIES: Atlantic Law
Tel: 020 7616 2888

                                   APPENDIX I

                             CONDITIONS TO THE OFFER

The Offer will be subject to the following conditions:-

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 pm on the first closing date of the Offer (or such later time(s) and/or date(s) as Escalon may, subject to the rules of the Code, decide) in respect of not less than 90 per cent (or such lesser percentage as Escalon may decide) of Drew Shares to which the Offer relates, provided that, unless agreed by the Panel, this condition will not be satisfied unless Escalon and/or its wholly-owned subsidiaries have acquired or agreed to acquire (pursuant to the Offer or otherwise), directly or indirectly, Drew Shares carrying, in aggregate, over 50 per cent of the voting rights then normally exercisable at general meetings of Drew on such basis as may be required by the Panel (including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any shares which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of conversion or subscription rights or otherwise); and for this purpose (i) the expression "Drew Shares to which the Offer relates" shall be construed in accordance with sections 428-430F of the Companies Act 1985; and (ii) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry on issue.

(b) None of the resolutions proposed in Drew's notice of Extraordinary General Meeting dated 18 March 2004 are passed at the proposed Extraordinary General Meeting of Drew to be held on 15 April 2004 or at any adjournment thereof.

(c) Drew withdrawing its proposed rights issue of 29,673,864 new Drew Shares at the price of 5p per share as set out in Drew's Listing Particulars dated 18 March 2004 prior to the first closing date of the Offer.

(d) no government or governmental, quasi-governmental, supranational, statutory or regulatory body or any court, institution, investigative body, association, trade agency or professional or environmental body or (without prejudice to the generality of the foregoing) any other person or body in any jurisdiction (each, a "Relevant Authority") having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry or enacted, made or proposed any statute, regulation or order or otherwise taken any other step or done anything, and there not being outstanding any statue, legislation or order, that would or might:-

         i) make the Offer void, illegal or unenforceable in or under the laws of any jurisdiction, or otherwise directly or indirectly restrain, prevent, prohibit, restrict or delay the same or impose additional conditions or obligations with respect to the Offer or otherwise materially impede, challenge or interfere with the Offer or the implementation of the same (or any matter arising therefrom) or require amendment or alteration to the terms of the Offer;

         ii) restrict, restrain, prohibit, impose additional conditions or obligations with respect to, or otherwise materially interfere with or delay the implementation of, the Offer or the acquisition of any Drew Shares by Escalon or any matters arising therefrom;

         iii) require, prevent, delay, alter the terms envisaged for any proposed divestiture or otherwise affect the divestiture by Drew of any portion of its businesses, assets or property or of any Drew Shares or other securities in Drew or impose any limitation on the ability of Drew to conduct its business or own its assets or properties or any part thereof which is material to Escalon;

         iv) impose any limitation on the ability of Drew to conduct, integrate or co-ordinate its business, or any part of it, with the business of Escalon which is materially adverse to Escalon;

         v) result in Drew ceasing to be able to carry on business under any name under which it presently does so, to an extent which is material to Escalon;

         vi) otherwise adversely affect any or all of the businesses, assets, profits, financial or trading position or prospects of Drew or the exercise of rights of shares in Drew in a way which is material to Escalon;

         and all applicable waiting periods during which such Relevant Authority could take, institute, implement or threaten any such action, proceeding, suit, investigation or enquiry or otherwise intervene having expired, lapsed or been terminated.

e) all authorisations, orders, grants, consents, clearances, licences, permissions and approvals, in any jurisdiction, necessary or appropriate for or in respect of the Offer or the carrying on the business of any member of Drew, the issue of the new Escalon Shares or any matters arising therefrom, being obtained in a form and on terms satisfactory to Escalon from all appropriate Relevant Authorities or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any members of Drew has entered into contractual arrangements and such authorisations, orders, grants, consents, clearances, licences, permissions and approvals remaining in full force and effect and there being no intimation of any intention to revoke or not to renew the same and all necessary filings in connection with the Offer having been made, all appropriate waiting and other time periods (including extensions thereto) under any applicable legislation and regulations in any jurisdiction having expired, lapsed or been terminated and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Offer or any matters arising therefrom having been complied with, in each case where the direct consequence of a failure to make such a notification or filing or to wait for the expiry, termination or lapsing of any waiting period or to comply with any such obligation or obtain any necessary authorisation would have a material adverse effect on Escalon;

f) except as publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this announcement or as fairly disclosed to Escalon by or on behalf of Drew prior to the date of this announcement, there being no provisions of any material agreement, instrument, permit, lease or other instrument, licence or other arrangement to which Drew is a party or by or to which it or any of its assets may be bound or subject which may as a consequence of the Offer, or the implementation of the same, or because of a changed in the control or management of Drew or any member of Drew (or any matters arising therefrom) or otherwise, could or might have the result that:-

         i) any monies borrowed by, or other indebtedness or liabilities, actual or contingent, of, or grant available to, Drew becomes or is capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement or the ability of Drew to borrow monies or incur indebtedness is withdrawn or materially adversely affected;

         ii) any mortgage, charge or other security interest is created over the whole or any part of the business, property, assets or interests of Drew or any such security (whenever arising) becomes enforceable which is material to Escalon;

         iii) the financial or trading position, prospects or value of Drew is prejudiced or adversely affected in a way which is material to Escalon;

         iv) any asset(s) or interest(s) of, or any asset the use of which is enjoyed by, Drew which is material to Drew, being or falling to be disposed of or ceasing to be available to Drew or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to Drew otherwise than in the ordinary course of business;

         v) the rights, liabilities, obligations or interests or business of Drew in or with any other person, firm or company (or any arrangement relating to such interest or business) is terminated or adversely modified or affected in a way which is material to Escalon; or

         vi) Drew ceases to be able to carry on business which is material to Escalon under any name under which it currently does so,

         and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, could result in any of the events or circumstances which are referred to in paragraphs (i) to (vi) of this condition (f);

g) since, 18 March 2004, being the date on which Drew published Listing Particulars and except as otherwise publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this announcement or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this announcement, Drew not having:-

         i) issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities other than by Drew and other than any options granted as disclosed by Drew to Escalon prior to the date of this announcement;

         ii) purchased or redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

         iii)     made or authorised any change in its share or loan capital;

         iv) other than any acquisition or disposal in the ordinary course of business or a transaction by Drew, merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or crated any security interest over any assets or any right, title or interest in any assets (including shares in any undertaking and trade investments) or authorised the same which in any such case, involves or could involve an obligation of a nature or magnitude which is material in the context of the Offer;

         v) issued or authorised the issue of, or made any change in or to, any debentures or incurred or increased any indebtedness or liability (actual or contingent) of an aggregate amount which might materially and adversely affect the financial or trading position or the prospects of Drew.

         vi) entered into, varied, or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure of otherwise) which:-

                  (A) is of a long-term, onerous or unusual nature or magnitude or which is or could involve an obligation of such nature or magnitude; or

                  (B)      could materially restrict the business of Drew; or

                  (C)      is other than in the ordinary course of business;

         vii) (other than in the ordinary course of business) entered into, implemented, effected or authorised or announced its intention to propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement of a material nature to Escalon.;

         viii) entered into a or varied the terms of any contract, agreement or arrangement with any of the directors or senior executives of Drew;

         ix) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, trustee or similar officer of all or any material part of its assets and revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction;

         x) been unable, or admitted that it is unable, to pay its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

         xi) waived or compromised any claim which is material in the context of Drew other than in the ordinary course of business;

         xii) made any material alteration or any alteration to its memorandum or articles of association (or equivalent constitutional documents in respect of overseas jurisdiction of incorporation); or

         xiii) entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (g);

h) since 18 March 2004 being the date on which Drew published Listing Particulars or as otherwise publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this announcement or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this announcement:-

         i) no litigation, arbitration, prosecution or other legal proceedings having been instituted, announced or threatened or become pending or remained outstanding by or against Drew or to which Drew is or may become a party (whether as claimant, defendant or otherwise);

         ii) no adverse change having occurred or deterioration in the business, assets, financial or trading position profits or prospects of Drew is or may become a party (whether as claimant, defendant or otherwise);

         iii) no adverse change having occurred or deterioration in the business, assets, financial or trading position, profits or prospects of Drew;

         iv) no enquiry or investigation by or complaint or reference to, any Relevant Authority having been threatened, announced, implemented or instituted or remaining outstanding against or in respect of Drew; or

         v) no contingent or other liability of Drew having arisen or become apparent or increased;

                  and which, in each case, adversely affects Drew, to an extent which is material to Escalon;

i)       Escalon not having discovered:-

         i) that any financial or business or other information concerning Drew disclosed at any time by or on behalf of Drew, whether publicly, to Escalon or otherwise, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before the date of this announcement by disclosure either publicly or otherwise to Escalon where the misrepresentation or omission is material in the context of the Offer;

         ii) that Drew is subject to any liability (actual or contingent) which is not disclosed in Drew's Listing Particulars published on 18 March 2004 or as otherwise publicly announced by Drew (by the delivery or an announcement to a Regulatory Information Service) prior to the date of this announcement or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this announcement and which is material to Drew;

         iii) any information which materially affects the import of any material information disclosed to Escalon at any time by or on behalf of Drew.

WAIVER OF CONDITIONS

Subject to the requirements of the Panel, Escalon reserves the right to waive in whole or in part, all or any of conditions (b) to (i).

Conditions (b) to (i) (inclusive) must be satisfied as at, or waived on or before, 21 days after the first closing date of the Offer (or in each case such later date as the Panel may agree) provided that Escalon shall be under no obligation to waive or treat as satisfied any of conditions (b) to (i) (inclusive) by a date earlier than the latest date specified above from the satisfaction thereof notwithstanding the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

LAPSE OF THE OFFER

If Escalon is required by the Panel to make an offer for Drew Shares under the provisions of Rule 9 of the Code, Escalon may make such alterations to the terms and conditions of the Offer as are necessary to comply with the provisions of that Rule.

RESTRICTED SECURITIES

Under the circumstances contemplated by the Offer, including the satisfaction of the conditions set out in Appendix I, it is not necessary to register the new Escalon Shares to be issued pursuant to the Offer under the US Securities Act in reliance upon an exemption from registration thereunder, except that certain Escalon Shares will be "restricted securities" within the meaning of Rule 144(a)(3) under the US Securities Act to the same extent and proportion that the securities of Drew that are tendered or exchanged by the Drew shareholders in this transaction are "restricted securities" under such rule. In effect any Escalon Shares that are issued under the Offer for the acquisition of Drew Shares which are restricted under the US Securities Act will also be restricted in the same manner.

It is the intention of Escalon to rely on the exemption afforded by Rule 802 under the US Securities Act with respect to the Escalon Shares to be issued pursuant to the Offer. In the event that this Rule is not applicable to the Offer, the Offer will not be made to US holders of Drew Shares and the new Escalon Shares issued pursuant to the Offer will initially be subject to restrictions and subject to the registration requirements under the US Securities Act or other applicable exemption from such registration requirements with respect to any resale of such Escalon Shares. Further details in this respect will be set out in the Offer Document.

                                   APPENDIX II

                                   DEFINITIONS

"Associate"                       any associate or associated company as such
                                  terms are respectively defined in sections 417
                                  and 416 of ICTA;

Code                              the City Code on Takeovers and Mergers;

Board the board of directors from time to time of Escalon;

Extraordinary General Meeting     the extraordinary general meeting of the
                                  shareholders;

Escalon                           Escalon Medical Corp., a corporation
                                  incorporated in the Commonwealth of
                                  Pennsylvania, US, with its principle office address at 575 East Swedesford Road, Suite
                                  100, Wayne, Pennsylvania 19087, United
                                  States of America;

Escalon Shareholders              holders of Escalon Shares from time to time;

Escalon Shares                    Common stock of $0.001 nominal (par) value
                                  each in the capital of Escalon;

"ICTA"                            the Income and Corporation Taxes Act 1988;

Listing Particulars               information issued by a company as required
                                  by the Listing Rules;

Listing Rules                     the Listing Rules of the London Listing
                                  Authority;

London Stock Exchange             London Stock Exchange Plc;

Drew                              Drew Scientific Group Plc, a company
                                  incorporated in England and Wales with
                                  registration number 02800824 and whose
                                  registered office is at Sowerby Woods
                                  Industrial Estate, Barrow-in-Furness, Cumbria
                                  LA4 4QR and where relevant all of its
                                  Subsidiaries, Associates and affiliates;


Drew Options                      the options held by employees and directors
                                  of Drew over 780,000 Drew Shares at

                                  exercise prices of between 83.5p and 147.5p per share, further details of which are set out on pages 29 and 31 of Drew's Listing
                                  Particulars published on 18 March 2004;

Drew Shares                       ordinary shares of 1p each in the capital of
                                  Drew;

NASDAQ                            The National Association of Securities Dealers
                                  Automated Quotation System of the U.S.;

Offer The proposed offer to be made by Atlantic Law on behalf of Escalon for the entire share capital, issued and to be issued of Drew;

Offer Document                    The document to be sent to the holders of
                                  Drew Shares containing the Offer;

Official List                     the Official List of the UK Listing Authority;

Quotation or Quoted               In respect of Drew, the price quoted on the
                                  London Stock Exchange being the mid price
                                  on close of business on 7 April 2004 and in
                                  respect of Escalon, the price quoted on
                                  NASDAQ SmallCap Market being the closing
                                  price on close of regular trading on 7 April
                                  2004;

The Panel                         The Panel on Takeovers and Mergers;

Regulatory Information Service    Any information service authorised from time
                                  to time by the UK Listing Authority for the
                                  purpose of dissemination of regulatory
                                  announcements required by the Listing Rules;

SEC The Securities and Exchange Commission of the US;

"Subsidiary"                      has the meaning ascribed to it in section 736
                                  and 736b of the Companies Act 1985 and
                                  "Subsidiaries" shall be interpreted accordingly;

UK Listing Authority              The Financial Services Authority in its
                                  capacity as the competent authority for the
                                  purposes of Part IV of the Financial Services
                                  and Markets Act 2000;

"United States" or "U.S."         the United States of America, its territories and
                                  possessions, any state of the United States of
                                  America and the District of Columbia and all

                                  other areas subject to its jurisdiction and any political subdivision thereof;

"US Securities Act"               the United States Securities Act of 1933 (as
                                  amended);

"(pound)" or "Pound"              UK pounds sterling;

"$" or "Dollars"                  United States dollars.